Exhibit 10.1

AGREEMENT

THIS AGREEMENT dated February 8, 2010 (this “Agreement”) is entered into by and among Patrick Neville (the “Executive”) and Enable Holdings, Inc. a Delaware corporation, together with its affiliates, subsidiaries and assigns (the “Company”).

WHEREAS, Executive is interested in becoming employed by the Company in the position of Chief Executive Officer and the Company agrees to the Executive becoming its Chief Executive Officer, pursuant to the terms of this Agreement.

WHEREAS, In connection with the Executive becoming the Chief Executive Officer of the Company, the Executive will serve as a director on the Company’s Board of Directors.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.            Term of Service.  Effective on March 1, 2010, the Executive shall take on the full-time duties of the Company’s Chief Executive Officer.  Prior to March 1, 2010 and upon the execution of this Agreement, the Executive shall assist the Company on an as-needed basis, but shall not be required to travel to the Company’s headquarters.

2.            Compensation.  Starting March 1, 2010, the Executive’s base salary shall be $180,000 per year, which shall be payable in the same manner as the Company pays all other employees.  This base salary shall be reviewed at least on an annual basis by the Company’s Compensation Committee.

3.            Expenses.  The Company shall pay all reasonable business related expenses of the Executive and such expenses shall be documented by the appropriate expense reports.  Such expense reports shall be reviewed and approved by the Company’s Audit Committee.  Further, from March 1, 2010 until August 31, 2010, the Company shall reimburse the Executive for all expenses directly related to his commuting to the Company from Wichita, Kansas.

4.            Days, Hours and Location of Job.  The Executive shall normally work five days per week at the Company’s headquarters in Itasca, Illinois, and his hours of work shall be appropriate to the Executive’s duties and responsibilities with the Company, it being recognized that such duties and responsibilities require flexibility in the Executive’s work schedule.

5.            Stock Option Grants.  On March 1, 2010, the Executive will be granted a stock option to purchase 1,000,000 shares of the Company’s Common Stock.  Such option will be granted as a non-qualified stock option and such option shall vest equally over four years, 25% per year with the first vesting date being March 1, 2010.  The exercise price for the stock option shall be the fair market value of the Company’s Common Stock on the opening of business on March 1, 2010.  The Executive shall be eligible to receive an additional stock option grant after the Company’s 2010 Annual Meeting.  This stock option will be a qualified stock option under the Company’s Equity Incentive Plan.  This option will only be granted if the Company reaches certain goals related to profits and revenues as will be presented to the Executive by the Company’s Board of Directors.

6.            Severance.  If the Executive is terminated by the Company, other than for Cause (as defined below), he shall receive a severance equal to six months of the Executive’s current base salary.  For purposes of this Agreement, Cause shall mean:  (a) the willful and continued failure by the Executive to substantially perform his duties to and responsibilities for the Company; (b) the conviction of, or plea of guilty or nolo contendere to a felony; or (c) fraud, dishonesty, competition with the Company, unauthorized use of any of the Company’s trade secrets or confidential information, a material breach of the Company’s policies or codes of conduct, a willful or material breach of any agreement between the Company and the Executive, or gross misconduct which is materially and demonstratively injurious to the Company.

7.            Other Benefits.  At all times during the term of his employment, the Executive shall be eligible to participate in the Company’s Incentive Bonus Plan, as well all incentive, savings, retirement and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans, in substantially the same manner and at substantially the same levels as the Company makes available to the Company’s executive employees.

8.            Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.

9.            Public Company Tutoring.  The Executive agrees to have an initial meeting with the Company’s attorney to discuss the responsibilities of being an officer and director of a public company and review the Company’s current policies and guidelines.  The Executive further agrees to have regular meetings with the other members of the Company’s Board of Directors in order to assist in guiding him in being an executive and director of a public company, as well as participate in any seminars that the Company’s Board of Directors deems important in order to be an officer and directors of a public company.

10.           Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois, without regard to the principles of conflict of laws thereof.

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SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

EXECUTIVE

Name: Patrick Neville

ENABLE HOLDINGS, INC.

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